EXHIBIT 10.3

Mellon Bank                                  Western Region
                                             Representative Office
                                             Global Corporate Banking
                                             400 South Hope Street
June 26, 1998                                Fifth Floor
                                             Los Angeles, CA  90071-2806

                                             (213)553-9500 Office
Mr. Eugene A. Blaho, CPA, CCM                (213)629-0492 Fax
Assistant Treasurer
Beckman Coulter, Inc.
2500 Harbor Blvd.
P.O. Box 3100
Fullerton, CA  92634


Dear Gene:

This letter reaffirms that Mellon Bank, N.A. ("Mellon") extends to Beckman Coulter, Inc. ("Beckman") a line of credit in the amount of $30,000,000 to be used in conjunction with our Automated Borrowing Service as described in the Agreement Letter dated and signed August 18, 1989. Beckman can automatically access this line daily on an as needed basis in order to balance its daily cash position at Mellon. Such borrowings will continue to be priced at the Libor rate plus 100 basis points. Libor will be calculated based on the 30-day rate published by the Federal Reserve Bank of New York. There is no per annum fee associated with this service.

This line will remain in effect until June 25, 1999 ("Expiration Date") subject to the extension provisions in a Promissory Note dated March 25, 1998 (executed copy attached). After the Expiration Date, unless Mellon and Beckman agree to extend the interest rate stated above or negotiate another mutually acceptable interest rate, the interest rate for all future borrowings will revert to our Prime rate plus 200 basis points.

Please have the appropriate officer sign this letter and return it to my attention. Upon our receipt of this executed letter, a copy will be attached as an additional document (as part of Exhibit A) to the Letter Agreement dated and signed August 18, 1989.

We appreciate the continued confidence which Beckman places in Mellon Bank and we look forward to continuing to service your financial needs in the months ahead.

Sincerely,

GILL S. REALON
Gill S. Realon
Vice President
                                        Confirmed:  D. K. WILSON
                                        Title: V.P., Finance and CFO

                              Beckman Instruments, Inc.

                                    Line of Credit

                                    Promissory Note
                    (for Automated Borrowing Service Borrowings)

$30,000,000                                       Pittsburgh, Pennsylvania

                                                  March 25, 1998

FOR VALUE RECEIVED, the undersigned, Beckman Instruments Inc. (the "Borrower"), promises to pay to the order of Mellon Bank, N.A. (the "Bank") on or before June 26, 1998 (the "Expiration Date") the lesser of (i) the principal sum of $30,000,000, or
(ii) the aggregate unpaid principal amount of all loans made by the Bank to the Borrower pursuant to our Line of Credit. The Borrower further promises to pay to the order of the Bank interest due on the last Friday of each month and on December 31.

This promissory note shall be automatically extended without amendment for a period of 364 days on the Expiration Date and on each successive Expiration Date thereafter, provided that the Agreement Letter dated and signed August 18, 1989 for the Automated Borrowing Service is in effect on such Expiration Date.

All payments of principal and interest hereunder shall be due and payable on or before 4:00 p.m., Pittsburgh time, on the day when due and shall be direct debited from the designated account of the Borrower at the Bank. If such principal and interest is not direct debited such payments shall be made to the Bank at its office in Dollars in immediately available funds without setoff, counterclaim or other deductions of any nature or automatically debited from the account of the Borrower at the Bank.

Except as otherwise agreed to by the Bank and Borrower, if any payment of principal or interest hereunder shall be due on a day which is not a business day, such payment shall be made on the next following business day and such extension of time shall be included in computing interest in connection with such payment.

The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Promissory Note, and any action for amounts due hereunder or thereunder shall immediately accrue.

This Promissory Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

                              Beckman Instruments, Inc.


                    By:  D. K. WILSON
                    Title:  V.P., Finance and Chief Financial Officer